David Wells to Step Down as Netflix Chief Financial Officer
After guiding Netflix through rapid growth and delivering outstanding financial returns, Wells plans to stay until successor is found.

Los Gatos, CA., August 13, 2018 -- Netflix Inc. announced today that Chief Financial Officer David Wells plans to step down after helping the company choose his successor. The search will include both internal and external candidates. Wells, who joined Netflix in 2004 and has served as CFO since 2010, intends to stay until his successor takes the role to ensure a smooth transition.

“It’s been 14 wonderful years at Netflix, and I’m very proud of everything we’ve accomplished,” Wells said. “After discussing my desire to make a change with Reed, we agreed that with Netflix’s strong financial position and exciting growth plans, this is the right time for us to help identify the next financial leader for the company. Personally, I intend my next chapter to focus more on philanthropy and I like big challenges but I’m not sure yet what that looks like.”

“David has been a valuable partner to Netflix and to me. He skillfully managed our finances during a phase of dramatic growth that has allowed us to create and bring amazing entertainment to our members all over the world while also delivering outstanding returns to our investors,” said Reed Hastings, Netflix Chief Executive Officer. “I look forward to working with him during the transition as we identify a new CFO who will help us continue to pursue our ambitious goals.”

About Netflix
Netflix is the world's leading internet entertainment service with over 130 million memberships in over 190 countries enjoying TV series, documentaries and feature films across a wide variety of genres and languages. Members can watch as much as they want, anytime, anywhere, on any internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.

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